Exhibit 10a

Nonemployee Directors’ Compensation
(Effective July 1, 2005)

	Old	New
Annual Cash Retainer[1]¯ [2]	$32,500	$32,500
Lead Director Retainer[1]	$6,000	$10,000
Committee Chair Retainers[1]
Audit Committee	$3,000	$10,000
Board Affairs Committee	$3,000	$5,000
Finance Committee	$3,000	$5,000
Compensation and Organization Committee	$3,000	$5,000
Board Meeting Fee	$1,500	$1,500
Committee Meeting Fee	$1,000	$1,000
Grant of Restricted Shares Upon Election to Board	4,000	N/A
Annual Equity Grant (Number of shares issued determined by dividing $32,000 by the share price on the date of grant)	N/A	$32,500[3]

1 Paid quarterly in advance.

2 The Director Share Ownership Guidelines (the”Guidelines”) provide that a Nonemployee Director should either own (i) 4,000 or more Common Shares, or (ii) Common Shares having a market value of at least $100,000. If a Nonemployee Director meets the Guidelines in December annually, the Director may elect to receive all or part of his Annual Retainer of $32,500 for the following year in cash. If the Director does not meet these Guidelines, the Director is required to receive $15,000 in Common Shares until he or she meets one of the two Guidelines.

3 Annual Equity Grant for the year 2005 is prorated for the remainder of the year based on an effective date of July 1, 2005.